Exhibit 5


                                CIGNA Corporation
                                Two Liberty Place
                              1601 Chestnut Street
                             Philadelphia, PA 19192


                                                               November 12, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir or Madam:

         I am a Senior Counsel of CIGNA Corporation, a Delaware corporation (the "Company"), and I am delivering this opinion in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering $30 million of deferred compensation obligations (the "Deferred Compensation Obligations"), which represent unsecured and unsubordinated obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan of CIGNA Corporation and Participating Subsidiaries (the "Plan").

         I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records of the Company and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including (a) the Restated Certificate of Incorporation and the By-Laws of the Company, (b) the Plan, (c) resolutions adopted by the Board of Directors of the Company and/or the People Resources Committee thereof and (d) the Registration Statement.

         Based upon the foregoing, I am of the opinion that, when issued in accordance with the provisions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general equity principles.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,



                                             /s/ John G. Chou